Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

AeroClean Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Equity	Common stock, par value $0.01 per share(1)	Rule 457(f)(2)	17,000,000(2) (3)	N/A	3,849.27(4)	0.00011020	$0.42
Total Offering Amounts					3,849.27		$0.42
Total Fee Offsets							$0
Net Fee Due							$0.42

(1) This registration statement relates to the registration of the maximum number of shares of common stock, par value $0.01 per share, of the registrant (“AeroClean Common Stock”) estimated to be issuable by the registrant pursuant to the Agreement and Plan of Merger, dated October 3, 2022 (the “Merger Agreement”), among the registrant, Air King Merger Sub Inc., a wholly owned subsidiary of the registrant (“Merger Sub”), and Molekule, Inc. (“Molekule”), a Delaware corporation, pursuant to which Merger Sub will merge with and into Molekule, with Molekule as the surviving corporation and a wholly owned subsidiary of AeroClean (the “Merger”).

(2) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such additional shares of AeroClean Common Stock, as may be issued to prevent dilution from stock splits, stock dividends and similar transactions.

(3) Represents the estimated maximum number of shares of AeroClean Common Stock to be issued upon completion of the Merger. Calculated based upon holders of Molekule common stock, par value $0.0001 per share (“Molekule Common Stock”) immediately prior to the completion of the Merger having their shares converted automatically into, and being entitled to receive, shares of AeroClean Common Stock equal to 49.5% of the Outstanding Shares (as defined in the section of the registration statement entitled “The Merger Agreement – Effects of the Merger; Merger Consideration”).

(4) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rule 457(f)(2) of the Securities Act. Molekule is a private company, no market exists for its securities and it has an accumulated deficit as of September 30, 2022, the date of the latest consolidated balance sheet for Molekule in the registration statement. Therefore, the proposed maximum aggregate offering price of $3,849.27 is calculated by multiplying one-third of the aggregate par value of Molekule Common Stock ($0.00003333) expected to be exchanged for AeroClean Common Stock in the Merger (115,489,650).